EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

SOUTHERN MISSOURI BANCORP, INC. AND SUBSIDIARY

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

	Year Ended June 30,
	2010	2009	2008

Basic Average shares outstanding	2,083,458	2,123,144	2,199,928
Net income	$4,625,588	$3,835,077	$3,613,480
Less: effective dividend on preferred shares	510,006	288,841	-
Net income available to common stockholders	$4,115,582	$3,546,236	$3,613,480
Basic earnings per share available to common stockholders	$1.98	$1.67	$1.64

Diluted Average shares outstanding	2,083,458	2,123,144	2,199,928
Net effect of dilutive stock options - based on the treasury stock method using the period end market price, if greater than average market price	21,834	1,225	12,204
Total	2,105,292	2,124,369	2,212,132
Net income	$4,625,588	$3,835,077	$3,613,480
Less: effective dividend on preferred shares	510,006	288,841	-
Net income available to common stockholders	$4,115,582	$3,546,236	$3,613,480
Diluted earnings per share available to common stockholders	$1.95	$1.67	$1.63